Exhibit A

Joint Filing Agreement

The undersigned hereby agrees that they are filing jointly pursuant to Rule 13-d-1(k)(1) of the Securities Exchange Act of 1934, as amended, with respect to ordinary shares of Onion Global Limited, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further agree and acknowledge that such shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 14, 2022

Li Bai Global Limited

By:	/s/ Cong (Kenny) Li
Name: Cong (Kenny) Li Title: Director

Cong (Kenny) Li

By:	/s/ Cong (Kenny) Li
Name: Cong (Kenny) Li

Pingsan Bai

By:	/s/ Pingsan Bai
Name: Pingsan Bai